Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) is made and effective as of the 16th day of June, 2008 (such date shall be no earlier than the Visa Date – as defined below), by and between Neil Warma (hereinafter referred to as “Employee”) and Opexa Therapeutics, Inc. (hereinafter referred to as “Opexa”)

W I T N E S S E T H:

WHEREAS, Employee desires to be employed by Opexa, and Opexa desires to employ Employee;

WHEREAS, Opexa desires to retain key executives and promote their dedication;

WHEREAS, Opexa’s success requires the protection of its intellectual property, proprietary information and goodwill and Opexa is willing to employ Employee, subject to the terms and conditions below;

WHEREAS, the Employee and Opexa jointly wish to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the employment by Opexa, the compensation and other remuneration to be paid by Opexa and received by the Employee for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee, it is agreed by and between the parties hereto as follows:

1.	Employment

Opexa agrees to employ the Employee, and Employee agrees that Employee will devote Employee’s full business time, skill, and commercially reasonable efforts during Employee’s employment to such duties as may be reasonably assigned to Employee.  Employee will faithfully and diligently endeavor to further the best interests of Opexa during Employee’s employment.  Employee has been issued a H-1B visa or otherwise maintains an immigration status which allows him to work in the United States as contemplated by this Agreement (the date of obtaining such visa or status being the “Visa Date”), and Employee will continue to maintain such visa or such status in full force and effect throughout the term of this Agreement so long as Opexa performs such undertakings as are required or reasonably appropriate with respect thereto (e.g., as Employee’s employer).  The foregoing, however, shall not preclude the Employee from (i) engaging in appropriate civic, charitable, professional or trade association activities, (ii) subject to Board of Director written approval, serving on one or more other boards of directors of public or private companies, as long as such activities and services do not conflict with the responsibilities to Opexa, or (iii) engaging in the activities set forth on Exhibit A attached hereto as long as such activities do not conflict with the responsibilities to Opexa.

2.	Duties and Title

Employee shall have the titles of and shall act as the President and Chief Executive Officer of Opexa and be nominated by the Board as a director nominee on the slate of directors set forth in the proxy statement to be voted upon by the shareholders at the 2008 annual meeting of Opexa shareholders (as well as each annual meeting of Opexa shareholders thereafter during the term of this Agreement).  Employee shall have the following responsibilities and duties as President and Chief Executive Officer: Employee shall report to Opexa’s Board of Directors, shall have general supervision over the operations of Opexa and will have such other duties and responsibilities consistent with his position as Chief Executive Officer, as may reasonably be assigned to Employee by Opexa’s Board of Directors from time to time.  Notwithstanding the above, Employee will not assume the title and role of Chief Executive Officer until the earlier of (i) the effective termination date of David McWilliams’ current employment agreement or (ii) July 1, 2008.

3.	Term of Employment

The term of employment of Employee is through June 16, 2011, subject to (i) automatic 12 month renewal periods (which shall take effect 12 months from the end of the then current term, such that the remaining term will never be less than 12 months) and (ii) termination pursuant to Section 6.

4.	Compensation; Bonus Payments; Option Grants; and Expense Reimbursement

As compensation, Opexa shall pay Employee a salary of $285,000 for the 12-month period ending June 16, 2009, $335,000 for the 12-month period ending June 16, 2010, $385,000 for the 12-month period ending June 16, 2011, and thereafter as determined by the Board, but not less than $385,000, paid consistent with the then payroll practices of Opexa. If the 12-month period referred to in the prior sentence ends on a date that is not the last day of the pay period, then such 12 month period shall not end until the last day of that pay period, and the salary increase shall then take effect on the following day.

Opexa shall pay Employee (i) an annual bonus in cash of up to 50% of base salary paid during the annual bonus calculation period based upon milestones to be mutually agreed to by Employee and Compensation Committee, and (ii) a one-time bonus of $50,000 cash and 25,000 shares of Opexa common stock (subject to adjustment for any stock split, dividend, recapitalization or other event affecting the common stock after the date hereof and prior to issuance), such cash to be paid and stock to be issued within thirty days of the date that the last sales price per share of Opexa common stock equals or exceeds $4.00 for twenty consecutive trading days provided that Employee remains employed by Opexa on such date.  The restricted stock, which will be granted pursuant to the Company’s 2004 Compensatory Stock Option Plan (the “Plan”), may not be granted hereunder until the earlier of (i) the shareholders having approved an amendment to add shares to the Plan at the 2008 annual shareholders meeting, or (ii) September 30, 2008.

Opexa shall issue Employee a ten-year incentive stock option pursuant to Opexa’s 2004 Compensatory Stock Option plan to purchase 250,000 shares of Opexa common stock with an exercise price equal to the fair market value on the date of grant which shall be the date of this Agreement.

The Option granted hereunder, which is granted pursuant to the Plan, is not exercisable until the earlier of (i) the shareholders having approved an amendment to add shares to the Plan at the 2008 annual shareholders meeting, or (ii) September 30, 2008.  The option shall vest as follows:  (i) 50,000 shares upon the date of grant; and (ii) the balance quarterly in equal amounts (i.e., 16,666.67 shares) over three years. Employee shall be eligible for subsequent grants as determined in the sole discretion of the Compensation Committee.

Employee shall receive prompt reimbursement for all reasonable and customary travel, entertainment and other out-of-pocket business expenses incurred by Employee in fulfilling his duties and responsibilities.

5.	Benefits; One-Time Moving Benefits

Opexa will provide Employee with the benefits and insurance coverage as generally provided by Opexa to its management employees, but only if and when such benefits and/or coverage are provided.  If provided, such benefits and insurance coverages may be changed by Opexa from time to time.  Employee shall be entitled to four (4) weeks of vacation for every twelve (12) months of employment with Opexa (to be pro rated over such period).

Opexa will provide Employee with: (i) a monthly payment of $2,400.00, in advance, for a period of six months from the date of this Agreement; (ii) reimbursement of actual costs of coach-class airfare expense incurred in bi-weekly trips to visit family until the earlier of Employee relocating his family to the greater Houston, Texas area, or December 1, 2008; and (iii) reimbursement of actual costs of one coach-class roundtrip airfare for wife and children for a house-hunting trip to Houston that occurs on or before December 1, 2008.  Additionally, Opexa will provide Employee with the following one-time moving benefits: (i) moving and immigration/visa expenses; (ii) closing fees/costs (excluding adjustments for items unpaid by seller) for sale of current home; and (iii) closing fees/costs (excluding all insurance premiums other than title, adjustments for items unpaid by seller, and interest payments that lender requires in advance) for purchase of new home. The aggregate one-time benefits set forth in the preceding sentence not to exceed $75,000, of which $40,000 is reimbursable on a current basis and the balance will only be reimbursable to the Employee if Opexa has raised at least $5 million in the placement of equity or equity-equivalent securities through the exercise of outstanding warrants or in a series of new offerings that closes on or before December 31, 2008.  In addition, should such benefits not exceed $75,000, then Employee shall be paid any unused portion of such amount as a bonus upon Opexa raising at least $5 million in the placement of equity or equity-equivalent securities through the exercise of outstanding warrants or in a series of new offerings that closes on or before December 31, 2008.  Opexa shall also pay to Employee additional payments not to exceed 50% of the value of the benefits set forth in this paragraph to cover United States federal income tax obligations of Employee with respect to these benefits, excepting the closing fees/costs related to sale of the existing home and the purchase of a new home in the greater Houston area and also excepting any unused portion treated as a bonus.

6.	Termination

The Employee’s employment hereunder may be terminated prior to the term provided for in Section 3 only under the following circumstances:

6.1       Death.  The Employee’s employment shall terminate automatically on the date of his death.

6.2       Disability.  If a Disability (as defined below) occurs and is continuing, the Employee's employment shall terminate 180 days after Opexa gives the Employee written notice that it intends to terminate his Employment on account of that Disability, or on such later date as Opexa specifies in such notice. If the Employee resumes the performance of substantially all of his duties under this Agreement before the termination becomes effective, the notice of intent to terminate shall be deemed to have been revoked.  Disability of Employee shall not prevent Opexa from making necessary changes during the period of Employee’s Disability to conduct its affairs. “Disability” shall mean that the Employee, with reasonable accommodation, has been unable to perform his essential duties under this Agreement for a period of at least six consecutive months as a result of his incapacity due to injury or physical or mental illness, any disability as defined in a disability insurance policy which provides coverage for the Employee, or any disability as defined by the Americans with Disabilities Act of 1990, Public Law 101_336, 42 U.S.C.A. § 12101 et seq.

6.3       Employee’s Voluntary Termination.  The Employee may terminate his employment at any time upon 30 days’ prior written notice to Opexa.

6.4       Termination by Opexa Without Cause.  Upon 30 days’ prior written notice to Employee by the Board of Directors, Opexa may terminate Employee’s employment without Cause (as defined below).  Upon termination without Cause the Employee shall be entitled to the following severance:

(i)	twelve months base salary at the rate in effect (as provided for by Section 4 of this Agreement) at the time of such termination, to be paid in one lump sum prior to the effective date of termination;

(ii)

a payment equal to 30% of the average base salary paid to Employee during the 12 month period prior to the date of termination, in lieu of any potential bonus, to be paid in one lump sum prior to the effective date of termination; provided, however, that if Employee has been awarded a bonus that has not yet been paid, then Employee shall also be paid the amount of such bonus;

(iii)

reimbursement of Employee’s COBRA expenses for a 12-month period following the effective date of termination, subject to a cap equal to Opexa’s standard contribution to health benefits on behalf of Employee at the time of termination;

(iv)	reimbursement for expenses incurred but not yet paid prior to such termination of employment, to be paid prior to the effective date of termination;

(v)	compensation in respect of any accrued vacation pay, to be paid prior to the effective date of termination;

(vi)	any other compensation and benefits, including deferred compensation, as may be provided in accordance with the terms and provisions of any applicable plans and programs of Opexa;

(vii)

the vesting under any and all stock options, restricted shares, stock units or other equity-based compensation granted to Employee prior to termination shall accelerate as follows:  (i) if the effective date of termination is at least two years after Employee’s commencement of employment with Opexa, then all vesting schedules shall accelerate in full; and (ii) if the effective date of termination is less than two years after Employee’s commencement of employment with Opexa, then all vesting schedules shall accelerate to reflect an additional 12 months’ worth of vesting beyond the effective date of termination; and

(viii)

Employee shall have no less than 90 days from termination to exercise any and all stock options, restricted shares, stock units or other equity-based compensation granted to Employee prior to termination (or any such longer periods as provided by any applicable grant or plan).

6.5       Termination by Opexa With Cause.  Opexa may terminate Employee’s employment with Cause as set forth herein.  Upon termination with Cause, Employee shall not be entitled to any severance described in clauses (i), (ii), (iii) and (vii) of Section 6.4, although Employee shall be entitled to the arrangements outlined in the other clauses of Section 6.4.  “Cause” as used herein shall be limited to: (i) commission of a felony or other crime involving moral turpitude; (ii) Employee losing his H-1B visa or otherwise failing to maintain an immigration status which allows him to work in the United States as contemplated by this Agreement, so long as Opexa has not failed to perform such undertakings as are required or reasonably appropriate with respect thereto (e.g., as Employee’s employer); (iii) failure of Employee to relocate his principal residence to the greater Houston area prior to June 1, 2009; or  (iv) any of the following so long as Employee is provided with prompt notice and within 30 days of receipt of such notice, Employee fails to either cure such action if such violation is curable or cease such action if such cessation will result in no future violation: (x) any material violation of the policies and practices established by the Board or a material violation of this Agreement; (y) failure to exercise reasonable efforts to perform duties consistent with Employee’s position with Opexa as reasonably instructed by the Board; or (z) breach of fiduciary duty or misconduct that is likely to cause a material adverse effect upon the financial condition or business operations of Opexa.

6.6       Defacto Termination.  Opexa shall be deemed to have terminated Employee without Cause, unless consented to by Employee, upon: (i) any unilateral reduction of Employee’s salary or target or minimum bonus arrangement; (ii) any material reduction in other benefits available to Employee as provided for in Section 5 not generally applicable to all employees;

(iii) any diminution in Employee’s role of President and Chief Executive Officer as described in Section 2; or (iv) movement of Employee’s principal place of employment to a site that is more than 50 miles from Opexa’s current offices (although clause (iv) will not apply until Employee has relocated his family to Texas).

6.7       Change of Control. The effectiveness of a Change of Control (as defined below) shall be deemed a termination without Cause.  Upon the effectiveness of a Change of Control, Opexa shall pay the Employee:

(i)

eighteen months base salary at the rate in effect (as provided for by Section 4 of this Agreement) at the time of such termination, to be paid in one lump sum prior to the effective date of termination;

(ii)

a payment equal to 45% of the average base salary paid to Employee during the 12 month period prior to the date of termination, in lieu of any potential bonus, to be paid in one lump sum prior to the effective date of termination; provided, however, that if Employee has been awarded a bonus that has not yet been paid, then Employee shall also be paid the amount of such bonus;

(iii)

reimbursement of Employee’s COBRA expenses for an 18-month period following the effective date of termination, subject to a cap equal to Opexa’s standard contribution to health benefits on behalf of Employee at the time of termination;

(iv)	reimbursement for expenses incurred but not yet paid prior to such termination of employment, to be paid prior to the effective date of termination;

(v)	compensation in respect of any accrued vacation pay, to be paid prior to the effective date of termination;

(vi)	any other compensation and benefits, including deferred compensation, as may be provided in accordance with the terms and provisions of any applicable plans and programs of Opexa;

(ix)	the vesting under any and all stock options, restricted shares, stock units or other equity-based compensation granted to Employee prior to termination shall accelerate in full; and

(x)

Employee shall have no less than 90 days from termination to exercise any and all stock options, restricted shares, stock units or other equity-based compensation granted to Employee prior to termination (or any such longer periods as provided by any applicable grant or plan).

“Change of Control” as used herein shall mean the occurrence of the following events:

(i)

A sale, transfer, or other disposition by Opexa through a single transaction or a series of transactions occurring within a 90-day period of securities of Opexa representing Beneficial Ownership (as defined below) of fifty (50%) percent or more of the combined voting power of Opexa then outstanding to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another.  For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust corporation, or other entity [including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”)].  For purposes of this definition, the term “Unrelated Person” shall mean and include any Person other than the Employee, Opexa, a wholly-owned subsidiary of Opexa, an existing shareholder, or an employee benefit plan of Opexa; provided however, a sale of Opexa’s securities in a capital raising transaction shall not be a Change of Control.

(ii)

A sale, transfer, or other disposition through a single transaction or a series of transactions occurring within a 365-day period of all or substantially all of the assets of Opexa to an Unrelated Person or Unrelated Persons acting in concert with one another.

(iii)

A change in the ownership of Opexa through a single transaction or a series of transactions occurring within a 365-day period such that any Unrelated Person or Unrelated Persons acting in concert with one another become the “Beneficial Owner,” directly or indirectly, of securities of Opexa representing more than fifty (50%) percent of the combined voting power of Opexa then outstanding.  For purposes of this Agreement, the term “Beneficial Owner” shall have the same meaning as given to that term in Rule 13d-3 promulgated under the 1934 Act, provided that any pledgee of voting securities is not deemed to be the Beneficial Owner of the securities prior to its acquisition of voting rights with respect to the securities.

(iv)

Any consolidation or merger of Opexa with or into an Unrelated Person, unless (i) immediately after the consolidation or merger the holders of the common stock of Opexa immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing more than fifty (50%) percent of the combined voting power of the surviving corporation’s then outstanding securities.

6.8   Execution of Release Prior to Opexa’s Obligation to Effect Termination Payments. Disbursement of any benefits or payments to be made to Employee as a result of his termination or a Change of Control shall be conditioned upon the Employee first executing an agreement (in a form reasonably satisfactory to Employee and his counsel) which waives, releases and discharges Opexa, its officers and directors from all claims, liabilities, demands and causes of action, known or unknown, which Employee may have against any of them as a result of Employee’s employment, termination of employment and/or any other matter or claim arising during the time of Employee’s employment, except for any claims, liabilities, demands and causes of action regarding (i) unpaid compensation or other benefits, (ii) any other obligations of Opexa set forth in this Agreement or any other written agreement or arrangement between Opexa and Employee or (iii) any indemnification or expense payment or reimbursement obligations of Opexa.

6.9       Section 280G  If any payment or benefit Employee would receive pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) reduction of cash payments (in reverse order of the date otherwise due), (2) cancellation of accelerated vesting of equity-based compensation awards, and (3) reduction of employee benefits (in reverse order of the date otherwise due).  In the event that acceleration of vesting of equity-based compensation awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant unless Employee elects in writing a different order for cancellation.  The accounting firm engaged by Opexa for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  Opexa shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  Such accounting firm shall provide its calculations, together with detailed supporting documentation, to Employee and Opexa within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by Employee and Opexa) or such other time as requested by Employee or Opexa.  If such accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employee and Opexa with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employee and Opexa.

7.	Confidential and Proprietary Information; Documents

7.1       Opexa shall, during the term of Employee’s employment hereunder, provide Employee with information deemed secret and confidential by Opexa.  Such secret or confidential information or know-how of Opexa  (referred to collectively as “Confidential Information”) shall include, without limitation, the following:  the status and plans for research and development; materials, cells, tissues, and other biological samples and specimens; cell banking methods, apparatus, and services; pending and planned patent applications (until published by the Patent Office); invention disclosures; research and technical data and information; methods of creating, preparing, and using stem cells and other biological materials; license, sublicense, and other agreements relating to intellectual property rights; Opexa’s plans; customer or contact information; contributor information; strategies, costs, prices, uses, applications of products and services; results of and data from investigations or experiments; all apparatus, products, processes, compositions, samples, formulas, computer programs, pricing policy, financial information, and methods of doing business; policy and/or procedure manuals, training and recruiting procedures; accounting procedures; the status and content of Opexa’s contracts with its contributors, clients, and customers; Opexa’s business philosophy, and servicing methods and techniques; all at any time used, developed, or investigated by Opexa, before or during the Employee’s tenure of employment, which are not generally available to the public or which are maintained as confidential by Opexa.

7.2       Employee recognizes and acknowledges that Employee will have access to certain information of Opexa that is confidential and proprietary and constitutes valuable and unique property of Opexa.  Employee agrees that Employee will not at any time, either during or subsequent to Employee’s employment, disclose to others, use, copy or permit to be copied, except in pursuance of Employee’s duties on behalf of Opexa, its successors, assigns or nominees, any Confidential Information or know-how of Opexa (whether or not developed by the Employee) without Opexa’s prior written consent.  Employee further agrees to maintain in confidence any confidential information of third parties received as a result of Employee’s employment with Opexa.

7.3       Employee further agrees to deliver to Opexa at the termination of Employee’s employment all biological materials correspondence, memoranda, notes, records, drawings, sketches, plans, customer, client and/or contributor lists, product compositions, or other documents and all copies thereof (all of which are hereafter referred to as the “Documents”), made, composed or received by Employee, solely or jointly with others, and which are in Employee’s possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of Opexa.  In this regard, Employee hereby grants and conveys to Opexa all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any biological materials, reports, records, papers summaries, photographs, drawings or other documents, and writings, copies, abstracts or summaries thereof, or any other works of authorship, which may be prepared by Employee or under Employee’s direction or which may come into Employee’s possession in any way during the term of Employee’s employment with Opexa which relate in any manner to the past, present or anticipated business of Opexa.

7.4       Employee further agrees that Employee will not use or disclose to other employees of Opexa, during Employee’s employment with Opexa, confidential information belonging to Employee’s former employers, or any other third parties unless written permission has been given by such persons to Opexa to use and/or disclose such information.

7.5       In the event of a breach or threatened breach of any of the provisions of Section 7, Opexa shall be entitled to seek an injunction ordering the return of such Documents and any and all copies thereof and restraining Employee from using or disclosing, for Employee’s benefit or the benefit of others, in whole or in part, any Confidential Information, including but not limited to the Confidential Information which such Documents contain, constitute, or embody.  Employee further agrees that any breach or threatened breach of any of the provisions of Section 7 would cause irreparable injury to Opexa for which it would have no adequate remedy at law.  Nothing herein shall be construed as prohibiting Opexa from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

8.	Noncompetition/No-Hire Agreement

8.1       Employee agrees that, from the date hereof until a period of twelve months following the date of the termination of Employee’s employment (the “Noncompetition Period”), Employee will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, director, or in any other individual or representative capacity, engage or participate in any “Competitive Business” anywhere in the United States of America (the “Noncompetition Territory”).  As used herein, a “Competitive Business” is defined as any business developing autologous cellular therapies to treat multiple sclerosis (MS).

8.2       Employee further agrees that from the date hereof until a period of one year following the date of the termination of Employee’s employment (the “Nonsolicitation Period”) and within the Noncompetition Territory Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, director, or in any other individual or representative capacity, call on, solicit, recruit, or attempt to call on, solicit, or recruit any of the employees of Opexa, regardless of whether for the benefit of the Employee or for any other person, firm, or corporation.

8.3       Employee shall not during the Nonsolicitation Period and within the Noncompetition Territory, either directly or indirectly (i) make known to any Competitive Business, to the extent such information is not public, the names and addresses of any of Opexa’s customers or contacts or any other information pertaining to such persons or businesses or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away, in each instance for any Competitive Business, any of the customers of Opexa with whom Employee first became acquainted during Employee’s association with Opexa.

8.4       Employee agrees that the restraints created by the covenants in Section 8 are no greater than necessary to protect Opexa’s legitimate interests.  Furthermore, Employee agrees that such covenants of Section 8 do not hinder, or otherwise cause hardship to Employee in finding and performing employment elsewhere upon termination of this Agreement.  Similarly, Employee agrees that Opexa’s need for the protection afforded by the covenants of Section 8 is not outweighed by either the hardship to Employee or any injury likely to the public.

8.5       Employee agrees that this Section 8 is ancillary to this Agreement, and independent of any other agreement related to Employee’s employment with Opexa, and Employee acknowledges that the consideration given by Opexa for this Agreement includes Opexa’s agreement to provide to the Employee access to the Confidential Information, as well as employment.  Further, the existence of any claim or cause of action of Employee against Opexa or any officer, director, or employee of Opexa, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Opexa of Employee’s covenants contained in this Agreement.  In addition, this Section 8 shall continue to be binding upon Employee in accordance with its terms, notwithstanding the termination of Employee’s employment.

8.6       Employee agrees that Employee’s breach or violation, or threat thereof, of this covenant not to compete shall entitle Opexa, as a matter of right, to seek an injunction without the necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant.

Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Opexa may show itself justly entitled.  Further, during any period in which Employee is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that Employee is in breach.

9.	Inventions and Other Intellectual Property

9.1       Employee agrees to hold in complete trust for the benefit of Opexa, and to disclose promptly and fully to Opexa in writing, and hereby assigns, and binds Employee’s heirs, executors, administrators, and all legal representatives to assign, to Opexa any and all inventions, discoveries, ideas, concepts, improvements, copyrightable works, biological materials, and other developments (all of the above are collectively referred to as the “Developments”) conceived, made, discovered or developed by him, solely or jointly with others, during Employee’s employment by Opexa, whether during or outside of usual working hours and whether on Opexa’s premises or not, which relate in any manner to the past, present or anticipated business of Opexa.  Any and all such Developments shall be the sole and exclusive property of Opexa, whether patentable, copyrightable, or neither, and Employee agrees that Employee will assist and fully cooperate in every way, at Opexa’s expense, in securing, maintaining, and enforcing, for the benefit of Opexa or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such Developments in any and all countries.  Employee acknowledges and agrees that any and all such Developments conceived, created, or authored by him within the scope of Employee’s employment is a “work made for hire,” as defined by the federal copyright laws, and therefore all copyrights in and to such works are and will be owned by Opexa.  To the extent that Employee authors any copyrightable work in any medium during the Term of this Agreement which relates or pertains to Opexa or its operations or activities and which was not prepared within the scope of Employee’s employment, Employee hereby assigns all right, title, and interest, including but not limited to all rights of copyright, in and to such works to Opexa.  Within six months following the termination of Employee’s employment, and without limiting the generality of the foregoing, any Development of the Employee relating to any Opexa subject matter on which Employee worked or was informed during Employee’s employment by Opexa shall be conclusively presumed to have been conceived and made prior to the termination of Employee’s employment (unless the Employee clearly proves that such Development was conceived and made following the termination of Employee’s employment), and shall accordingly belong, and be assigned, to Opexa and shall be subject to this Agreement.

9.2       Without limiting the foregoing, Employee agrees at the request of Opexa (but without additional compensation from Opexa during Employee’s employment by Opexa) to execute any and all papers and perform all lawful acts which Opexa deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States and foreign letters patent, or for United States and foreign copyrights, on the Developments, and to execute such instruments as are necessary or convenient to assign to Opexa, its successors, assigns or nominees, all of the Employee’s right, title, and interest in the Developments and the like, so as to establish, maintain or perfect, in Opexa, its successors, assigns or nominees, the entire right, title, and interest to the Developments, and also to execute any instruments necessary or which Opexa may deem desirable it connection with any continuation, renewal or reissue thereof, or in the conduct of any proceedings or litigation in regard thereto.

9.3       All expenses incurred by the Employee by reason of the performance of any of the obligations set forth in this Section 9 on Inventions shall be borne by Opexa.  Should the Employee’s assistance be requested by Opexa after termination of employment, Opexa would compensate the Employee at a reasonable rate.

10.	Conflicts of Interest

10.1      In keeping with Employee’s fiduciary duties to Opexa, Employee agrees that Employee shall not during the term of his employment with Opexa hereunder, directly or indirectly, become knowingly involved in any conflict of interest with reference to any transaction or opportunity including Opexa (“Conflict”), or upon discovery thereof, allow such a Conflict to continue. Moreover, Employee agrees that Employee shall promptly disclose to the Board of Opexa any facts known to Employee which might involve any reasonable possibility of a Conflict.  Employee shall maintain the highest standards of conduct, and shall not do anything likely to injure the reputation or goodwill of Opexa, or embarrass or otherwise generate adverse publicity for or bring unwanted attention to Opexa.

10.2      It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Opexa or any of its subsidiaries or affiliates, involves a possible Conflict.  Circumstances in which a Conflict on the part of Employee would or might arise, and which should be reported immediately by Employee to an officer of Opexa, include, without limitation, the following: (a) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which Opexa does business; (b) misuse of information or facilities to which Employee has access in a manner which will be detrimental to Opexa’s interest; (c) disclosure or other misuse of information of any kind obtained through the Employee’s connection with Opexa; (d) acquiring or trading in, directly or indirectly, other properties or interests connected with the design, manufacture or marketing of products designed, manufactured or marketed by Opexa; (e) the appropriation to the Employee or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that Opexa would be interested; and (f) the ownership, directly or indirectly, of a material interest in an enterprise in competition with Opexa or its dealers and distributors or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with Opexa or its dealers or distributors.

11.	Activities Associated With Maintenance of Professional Status and Community Activities

Opexa will reimburse Employee for the costs of activities associated with the maintenance of the Employee’s professional status, including the payment of licensing fees and required continuing education, expenses for professional/network meetings, as well as community activities.

12.	Prior Discoveries

Employee does not have any unpatented inventions and discoveries made or conceived by Employee prior to Employee’s employment with Opexa and which are to be excluded from this Agreement.

13.	Publicity

13.1      Employee agrees that Opexa may use, and hereby grants Opexa the nonexclusive and worldwide right to use, Employee’s name, picture, likeness, photograph, signature, or any other attribute of Employee’s persona (all of such attributes are hereafter collectively referred to as “Persona”) in any media for any advertising, publicity or other purpose at any time, either during or subsequent to Employee’s employment by Opexa.  Employee agrees that such use of Employee’s Persona will not result in any invasion or violation of any privacy or property rights Employee may have; and Employee agrees that Employee will receive no additional compensation for the use of Employee’s Persona.  Employee further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of Employee’s Persona by Opexa shall be and are the sole property of Opexa.

13.2      Employee further agrees that at no time during Employee’s employment by Opexa shall Employee write, author, publish, distribute, or cause to be published or distributed any pictorial, graphic, or literary works, such as but without limitation, books, articles, stories, or pamphlets, in any medium of expression, tangible or intangible, that relate, describe, or pertain in any way to Opexa or to the operations, activities, or employees of Opexa without first obtaining the prior written consent of the Board of Directors of Opexa to do so and also the prior written approval of the contents of any such work by the Board of Directors of Opexa.

14.	Indemnification

14.1      Agreement to Indemnify.  Opexa shall, to the fullest extent permitted by the Texas Business Corporation Act, as amended, indemnify Employee if he is or was involved in any manner (including, but not limited to, as a party or a witness) in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, but not limited to, any action, suit, or proceeding brought by or in the right of the corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that the Employee is or was a director, officer, or employee of Opexa, against all liabilities and expenses actually and reasonably incurred by Employee in connection with such proceeding. Such indemnification shall include the right to receive payment of any expenses incurred by Employee in connection with any investigation, claim, action, suit, or proceeding, as and when incurred, consistent with the provisions of the Texas Business Corporation Act, as amended.  Notwithstanding the above, Employee shall not be indemnified in an instance to the extent (and then only to the extent) such indemnification by Opexa in such instance would be prohibited by applicable law.  The provisions of this Section 14.1 shall not limit, and shall be in addition to, any other obligation of Opexa to indemnify Employee (including, without limitation, pursuant to any provision of Opexa’s Articles of Incorporation or Bylaws, insurance maintained by Opexa, other agreements with Opexa, or otherwise).

14.2      Further Arrangements.  In addition to the provisions of Section 14.1, to the extent that Opexa offers any further or additional indemnification arrangements to any of its directors or executive officers, such arrangements shall be made available promptly to Employee.

15.	Remedies

Employee and Opexa agree that, because damages at law for any breach or nonperformance of this Agreement, while recoverable, are and will be inadequate, each party may seek to have this Agreement enforced in equity by specific performance, injunction, accounting or otherwise.

16.	Miscellaneous

16.1      This Agreement is made and entered into as of the date hereof and the rights and obligations of the parties hereto shall be binding upon the heirs and legal representatives of the Employee and the successors and assigns of Opexa.  This Agreement may be assigned by Opexa but is personal to the Employee and no rights, duties, and obligations of Employee hereunder may be assigned.

16.2      No waiver or non-action with respect to any breach by the other party of any provision of this Agreement, nor the waiver or non-action with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

16.3      Should any portions hereof be held to be invalid or wholly or partially unenforceable, such holding shall not invalidate or void the remainder of this Agreement.  The portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portions shall be deemed to have been wholly excluded with the same force and effect as if it had never been included herein.

16.4      Each party’s obligations under this Agreement shall survive the termination, for whatever reason, of Employee’s employment.

16.5      This Agreement supersedes, replaces and merges any and all prior and contemporaneous understandings, representations, agreements and discussions relating to the same or similar subject matter as that of this Agreement between Employee and Opexa and constitutes the sole and entire agreement between the Employee and Opexa with respect to the subject matter of this Agreement.

16.6      The laws of the State of Texas, excluding any conflicts of law rule or principle that might otherwise refer to the substantive law of another jurisdiction, will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Opexa and Employee agree that the appropriate courts in Montgomery County, Texas, shall have personal jurisdiction and venue over Opexa and Employee to hear all disputes arising under this Agreement.

16.7      All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested, as follows:

If to Opexa, to:

2635 N. Crescent Ridge Drive
The Woodlands, TX 77381
Attn: Scott Seaman
Attn: Lynne Hohlfeld

If to Employee, to:

Mr. Neil Warma
1084 Mahogany Road
London, Ontario N6H 2W5

or to such other addresses as either party may designate by notice to the other party hereto in the manner specified in this section 16.

16.8      This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by both parties, and in the case of Opexa, by an authorized officer of Opexa.

OPEXA THERAPEUTICS, INC.		EMPLOYEE

By:	/s/Lynne Hohlfeld	By:	/s/ Neil Warma
	Lynne Hohlfeld		Neil Warma
Chief Financial Officer

EXHIBIT A

Certain Other Activities

1)	Chairman of SAB for Genome Canada Project: “Structural and Functional Annotation of
the Human Genome for Disease Study”
	i)	From Sept 2007 – Sept 2010

2)	Member of London Economic Development Board
	i)	Will terminate by Sept 2008

3)	Advisory Board Member Medtrode Inc. (medical device company developing electrodes for neurostimulation)
	i)	Dec 2007 – Dec 2009

4)	BioteCanada Emerging Company Advisory Board
	i)	Will terminate by Jul 2008